Exhibit 99.1

FOR IMMEDIATE RELEASE
July 21, 2006
CONTACT:  Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bank Announces New Operations Center Groundbreaking Ceremony

Spartanburg, SC, July 21, 2006 – Spartanburg-based First National Bank of the South will hold a groundbreaking ceremony on Tuesday, July 25, 2006, at 8:45am for the New Operations Center expansion.  The ceremony will be held adjacent to the bank’s main office and corporate headquarters located at 215 North Pine Street in Spartanburg, South Carolina.  The Honorable William Barnet, III, Mayor of Spartanburg, and representatives of the Spartanburg Chamber of Commerce are planning to attend the event.  Bank directors and employees would also like to invite the public to attend.

Campbell Meek & Associates, Architects, has designed the expansion project for the bank.  They originally designed the bank’s existing main office/corporate headquarters facility, which opened in February 2001.  Roebuck Buildings Co., Inc., has been awarded the construction project, which is scheduled for completion around year end.

The 14,500 square foot addition will expand the bank’s existing facility, to 29,500 square feet.  It will house approximately 25 existing employees, as well as additional staff who will be hired to support future growth.  During some of the construction, the normal path to the drive-thru will be temporarily rerouted around the main office building and down the former “Jolly Alley” located just behind the bank.  The ATM will be permanently relocated to the drive-thru area for easier access.  The best entrance to use during construction will be from St. John Street.

Jerry L. Calvert, President and CEO, said, “We are excited to begin the construction phase of this project.  Considerable effort has gone into planning and we are very pleased with the design created by Campbell Meek & Associates.  The construction company for the project, Roebuck Buildings Co., Inc., is making every effort to ease the transition while we reroute the pathways for the drive-thru and ATM.”

Mr. Calvert continued, “We are pleased to support Spartanburg’s economic development efforts by building this type of facility locally to support our banking operations throughout South Carolina.  We are focused on following our strategic plan for expansion and adding value for our shareholders.”

First National Bancshares, Inc. is a $385 million asset bank holding company based in Spartanburg, South Carolina. Its stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

First National reported earnings for the quarter and six months ended June 30, 2006, of $904,000 and $1.6 million, respectively, or $0.22 and $0.39 per diluted share, respectively.  First National’s stock price closed at $18.37 per share on July 20, 2006.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The banking division operates four full-service offices, three in Spartanburg County, operating as First National Bank of Spartanburg, and one in Mount Pleasant, as well as loan production offices in Columbia, Daniel Island and Greenville, South Carolina. First National has also received approval from the Office of the Comptroller of the Currency to open its fifth full-service branch and Greenville market headquarters at 3401 Pelham Road in Greenville, South Carolina.

The Greenville loan production office also houses the small business lending division. This division operates under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available from its media room at http://firstnational-online.mediaroom.com/.

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SOURCE: First National Bank of the South